EXHIBIT 99.1

  Syntax-Brillian Corporation Reports Record Second Quarter Results


    TEMPE, Ariz.--(BUSINESS WIRE)--Feb. 8, 2007--Syntax-Brillian Corporation (Nasdaq: BRLC), a manufacturer and marketer of LCD and LCoS(TM) HDTVs and digital entertainment products, today announced financial results for its fiscal 2007 second quarter ended December 31, 2006.

    For the quarter ended December 31, 2006, Syntax-Brillian reported record revenue of $242.5 million, up 303% from the year-ago quarter. Year-to-date revenue was $329.5 million, up 277% from revenue of $87.5 million in the six months ended December 31, 2005.

    Net income in accordance with U.S. Generally Accepted Accounting Principles, or GAAP, for the quarter was $14.8 million compared with a net loss of $1.3 million for the second fiscal quarter of 2006. GAAP net income for the six months ended December 31, 2006 was $18.6 million compared with a net loss of $2.0 million for the comparable period of the previous year.

    GAAP diluted net income per share was $0.25 for the second quarter of fiscal 2007 compared with a net loss per share of $0.04 for the second quarter of fiscal 2006. Year-to-date diluted net income per share was $0.34 compared with a net loss per share of $0.06 for the comparable period of fiscal 2006.

    Results for the second quarter of fiscal 2007 include non-cash compensation charges of $1.6 million related to employee stock options, depreciation and amortization expense of $1.6 million, and non-cash interest expense of $6.3 million. Results for the six months ended December 31, 2006 include non-cash compensation charges of $2.0 million, depreciation and amortization expense of $2.6 million, and non-cash interest expense of $8.8 million.

    Adjusted EBITDA (as discussed below) for the second quarter of fiscal 2007 was $25.2 million compared with $1.6 million for the second quarter of fiscal 2006. Adjusted EBITDA for the six months ended December 31, 2006 was $33.7 million compared with $3.5 million for the comparable period of the prior year.

    "I am extremely pleased with the performance of our team this quarter," said Vincent F. Sollitto, Jr., Chairman and CEO of Syntax-Brillian. "Revenue and earnings hit new records as sell-through of the Olevia brand at the retail level continues to exceed our expectations and we expand distribution into new national channels." Mr. Sollitto continued, "Further, the newest Olevia and Vivitar products introduced at CES were well received and we continue to enjoy excellent reviews of Olevia products."

    Consolidated gross margins of 15.57% for the quarter ended December 31, 2006, were affected by the write-down of inventory to the lower of cost or market and a non-cash compensation charge to cost of sales. In addition, approximately 15,000 units were shipped during the last week of December and did not reach the customer by December 31, 2006, resulting in an inability to recognize approximately $8.6 million of revenue and approximately $1.6 million of gross profit related to these shipments during the quarter.

    Additionally, Syntax-Brillian completed its acquisition of Vivitar Corporation on November 21, 2006. Revenue, gross margin, and net loss for Vivitar for the 40 days ended December 31, 2006 was $13.4 million, 9.8%, and $71,000, respectively.

    The merger of Syntax and Brillian was completed on November 30, 2005. Accordingly, the results of operations for the three and six months ended December 31, 2005 include only the operations of Brillian prior to the merger.

    Syntax-Brillian ended the December 31, 2006 quarter with cash, cash equivalents, and short-term investments of $23.2 million; working capital of $63.8 million; stockholders' equity of $133.5 million; and $6.2 million of redeemable convertible preferred stock, net of discount. At December 31, 2006, Syntax-Brillian had $83.8 million outstanding under its revolving credit lines.

    At December 31, 2006, accounts receivable and due from factor totaled $211.1 million for total days sales outstanding ("DSOs") of
80.1 days. This compares with 65.9 days at December 31, 2005 and 81.3 days at September 30, 2006. Included in accounts receivable at December 31, 2006 was $123.5 million of accounts receivable from Asia, where the standard industry terms are 120 days. DSOs on our Asian receivables were 89.3 days at December 31, 2006 compared with 103 days at September 30, 2006. Asian accounts receivable at December 31, 2005 were insignificant.

    Accounts receivable and due from factor, excluding the Asian receivables, totaled $87.6 million or 69.9 days at December 31, 2006 compared with 65.9 days at December 31, 2005 and 54.9 days at September 30, 2006. The DSO calculation at December 31, 2006 was negatively impacted due to adding the full amount of Vivitar accounts receivable but only 40 days of Vivitar revenue. Excluding the impact of Vivitar on the DSO calculation, domestic DSOs were 57.8 days.

    Inventory balances totaled $57.1 million at December 31, 2006, up from $40.7 million at September 30, 2006. Included in inventories at December 31, 2006 was $19.3 million of digital camera inventory at Vivitar. At December 31, 2006 there were 25.7 days of cost of sales in inventory compared with 50.0 days at December 31, 2005 and 52.6 days at September 30, 2006.

    Accounts payable at December 31, 2006 totaled $138.2 million, which represented approximately 63 days of cost of sales compared with
38.4 days at December 31, 2005 and 77.5 days at September 30, 2006. Accounts payable, expressed as a number of days of cost of sales as of December 31, 2006, was negatively impacted as a result of including the full accounts payable of Vivitar and only 40 days of cost of sales.

    Highlights for the quarter ended December 31, 2006

    The highlights and accomplishments for the quarter ended December 31, 2006 include the following:

    -- Record revenue of $242.5 million, a 303% increase over last year's comparable quarter.

    -- Record shipments of approximately 352,000 units, a 272% increase over the prior year comparable quarter.

    -- Increased gross margins by 421 basis points to 15.57% over the prior year period.

    -- Adjusted EBITDA of $25.2 million and $33.7 million for the three and six months ended December 31, 2006, respectively.

    --  Successful completion of the acquisition of Vivitar.

    --  Increased credit line to $102 million from $33 million.

    -- Converted all outstanding convertible debentures and retired 9% senior secured debentures.

    --  Completed $10 million strategic financing.

    -- Increased Olevia brand awareness 164% among adults and 174% among males ages 18 and up through the ESPN advertising campaign.

    --  Commenced shipments of Olevia LCD TVs to Circuit City.

    --  Commenced shipments of the Olevia 565 LCoS(TM) TVs.

    Business Outlook

    Syntax-Brillian also provided the following business outlook for its third quarter of fiscal 2007 ending March 31, 2007 and for its full fiscal year ending June 30, 2007.

    For the quarter ending March 31, 2007, Syntax-Brillian anticipates revenue in the range of $160 million to $170 million, predominately from sales of LCD TVs on shipments of 210,000 to 240,000 units. For the quarter ending March 31, 2007, gross margins in the range of 15% to 17% are anticipated.

    For the fiscal year ending June 30, 2007, Syntax-Brillian anticipates revenue in the range of $650 million to $700 million, predominately from the sales of LCD TVs on shipments of approximately 975,000 to 1,025,000 units. Gross margins for the full fiscal year are anticipated to be in the range of 16% to 18%.

    Conference Call

    Syntax-Brillian will host a conference call today, February 8, to discuss its second quarter financial results and future outlook. The conference call may include forward-looking statements. The call will be Web cast and is scheduled to begin at 9:30 a.m. Eastern Time (6:30 a.m. Pacific). The live audio broadcast and replay of the conference call can be accessed on Syntax-Brillian's Web site at www.syntaxbrillian.com under the Investor Relations section. Syntax-Brillian will maintain an audio replay of this conference call on its Web site through March 31, 2007. No other audio replay will be available.

    About Syntax-Brillian Corporation

    Syntax-Brillian is one of the world's leading manufacturers and marketers of LCD and LCoS(TM) HDTVs and digital entertainment products. The company's lead products include its Olevia brand of widescreen HDTV-ready LCD TVs -- one of the fastest growing global TV brands -- and its next generation Gen II LCoS(TM) 720p and 1080p rear-projection HDTVs for the high-end video/audio market. Syntax-Brillian's global supply chain, Asian operations and North American sales channels position the company as a market leader in consumer and high-end HDTV and digital entertainment products.

    Brillian, UltraContrast, and LCoS are trademarks or registered trademarks of Syntax-Brillian Corporation. All other trademarks are the property of their respective owners.

    Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Syntax-Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding (i) the future operating results of the Company, including expectations regarding revenue and gross margins for the third quarter of fiscal 2007 ending March 31, 2007 and the full fiscal year ending June 30, 2007. Syntax-Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in markets for the Company's products; (b) changes in the market for customers' products; (c) the failure of the Company's products to deliver commercially acceptable performance; (d) the ability of the Company's management, individually or collectively, to guide the Company in a successful manner; and (e) other risks as detailed in Syntax-Brillian's Annual Report on Form 10-K.


                     SYNTAX-BRILLIAN CORPORATION
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                             (unaudited)
                (in thousands, except per share data)

                                 Three Months Ended  Six Months Ended
                                    December 31,       December 31,
                                 ------------------  -----------------
                                   2006      2005     2006      2005
                                 ---------  -------  --------  -------


Total net sales                 $ 242,458  $60,155  $329,496  $87,512

Cost of Sales                     204,698   53,321   275,953   75,059
                                 ---------  -------  --------  -------
                                   37,760    6,834    53,543   12,453


Operating expenses:
  Selling, distribution and
   marketing                        5,853    1,988     8,984    2,926
  General, and administrative       7,865    4,460    12,056    9,586
  Research and development          1,950      627     3,351      627
                                 ---------  -------  --------  -------
                                   15,668    7,075    24,391   13,139

                                 ---------  -------  --------  -------
    Operating income (loss)        22,092     (241)   29,152     (686)

  Interest and other, net          (7,297)    (991)  (10,527)  (1,283)

                                 ---------  -------  --------  -------
Net income (loss) before income
 taxes                             14,795   (1,232)   18,625   (1,969)

Income tax expense                      -      (79)        -        -

                                 ---------  -------  --------  -------
Net income (loss)               $  14,795  $(1,311) $ 18,625  $(1,969)
                                 =========  =======  ========  =======

Income (loss) per common share:
   Basic                        $    0.27  $ (0.04) $   0.36  $ (0.06)
                                 =========  =======  ========  =======
  Diluted                       $    0.25  $ (0.04) $   0.34  $ (0.06)
                                 =========  =======  ========  =======

Weighted Average Number of
 Common Shares:
   Basic                           53,893   37,219    51,532   35,529
                                 =========  =======  ========  =======
  Diluted                          59,270   37,219    56,306   35,529
                                 =========  =======  ========  =======


                     SYNTAX-BRILLIAN CORPORATION
                CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                                                December 31,  June 30,
                                                    2006        2006
                                                ------------  --------
ASSETS                                          (unaudited)
----------------------------------------------

Current Assets:
  Cash and cash equivalents                    $     23,233  $  7,375
  Accounts receivable and due from factor, net      211,066    50,829
  Inventories                                        57,146    13,151
  Deferred income taxes, current portion              2,666     2,666
  Tooling deposit                                    26,253         -
  Other current assets                                4,833     6,437
                                                ------------  --------
   Total current assets                             325,197    80,458

Property, plant and equipment, net                   15,841    16,703
Intangible assets, net                               38,113    20,737
Goodwill                                             16,756     6,990
Other assets                                            675     1,461
Investments                                             980     1,307
                                                ------------  --------
                                               $    397,562  $127,656
                                                ============  ========

LIABILITIES AND STOCKHOLDERS' EQUITY
----------------------------------------------

Current Liabilities:
  Amounts payable under credit facility        $     83,835  $ 30,800
  Notes payable                                           -       650
    Current portion of redeemable, convertible
     preferred stock                                  6,150     3,432
    Accounts payable                                138,233     3,924
    Accrued rebates payable                              97     4,043
    Deferred warranty revenue                        16,139     4,551
    Income taxes payable                                 96        96
  Accrued liabilities                                16,865     5,540
                                                ------------  --------
   Total current liabilities                        261,415    53,036
                                                ------------  --------

Long-term debt, net of discount                          31     3,758
Redeemable convertible preferred stock, net of
 discount                                                 -     3,432
Deferred income taxes                                 2,628     2,628

Commitments and Contingencies

Stockholders' Equity:
  Common stock                                           59        49
  Additional paid-in capital                        134,540    84,489
  Accumulated deficit                                (1,111)  (19,736)
                                                ------------  --------
   Total stockholders' equity                       133,488    64,802
                                                ------------  --------
                                               $    397,562  $127,656
                                                ============  ========

    Use of Non-GAAP Financial Measures

    In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), Syntax-Brillian provides additional financial metrics that are not prepared in accordance with GAAP (non-GAAP). Recent legislative and regulatory changes discourage the use of and emphasis on non-GAAP financial metrics and require companies to explain why non-GAAP financial metrics are relevant to management and investors. We believe that the inclusion of these non-GAAP financial measures in this press release helps investors to gain a meaningful understanding of our performance, consistent with how management measures and forecasts our performance, especially when comparing such results to previous periods or forecasts. The Company uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring its core operating performance and comparing such performance to that of prior periods. This measure is also used by the Company in its financial and operating decision making.

    Syntax-Brillian defines "Adjusted EBITDA" as net income before interest, taxes, depreciation, amortization, and equity related compensation. Syntax-Brillian considers Adjusted EBITDA to be an important indicator of the Company's operational strength and performance of its business and a good measure of the Company's historical operating trend.

    Adjusted EBITDA should be considered in addition to, not as a substitute for, the Company's operating income and net income, as well as other measures of financial performance reported in accordance with GAAP.

    Reconciliation of Non-GAAP Financial Measures

    In accordance with the requirements of Regulation G issued by the Securities and Exchange Commission, the Company is presenting the most directly comparable GAAP financial measure and reconciling the non-GAAP financial metrics to the comparable GAAP measures


                     SYNTAX-BRILLIAN CORPORATION
     RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA
                             (unaudited)
                            (in thousands)

                                  Three Months Ended  Six Months Ended
                                     December 31,       December 31,
                                  ------------------  ----------------
                                    2006      2005     2006     2005
                                  ---------  -------  -------  -------


Net income (loss)                $  14,795  $(1,311) $18,625  $(1,969)

Income tax expense                       -       79        -        -
Interest and other, net              7,297      991   10,526    1,283
Depreciation and amortization        1,570      396    2,589      485
Equity related compensation          1,572    1,442    1,996    3,670
                                  ---------  -------  -------  -------
     Adjusted EBITDA                25,234    1,597   33,736    3,469
                                  =========  =======  =======  =======


    CONTACT: Syntax-Brillian Corporation
             Wayne Pratt
             Executive Vice President, Chief Financial Officer
             602-389-8797
             wayne.pratt@syntaxbrillian.com